Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Announces Passing of Founder, Louis L. Borick

VAN NUYS, CALIFORNIA - November 30, 2011-- Superior Industries International, Inc. (NYSE:SUP) today reported that its founding chairman, Louis L. Borick, passed away on November 28, 2011, at the age of 87.

An entrepreneur and business visionary, Borick founded the company in 1957 and has been on its board of directors since 1958, serving as chairman until May 23, 2007. He was chief executive officer of the company until January 1, 2005.

Borick led and built Superior Industries from a small automotive accessories distributor into a major automotive component supplier, serving the largest and most recognized original equipment automotive manufacturers in the world. He was a natural leader, known for his integrity and focus on constantly adding value to the products the company produced.

Borick is survived by his three children: Steven, who is chairman, chief executive officer and president of Superior Industries, Robert and Linda, and two grandchildren.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.